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                    SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549


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                                FORM 11-K


                              ANNUAL REPORT


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                     Pursuant to Section 15(d) of the
              Securities Exchange Act of 1934 [Fee Required]


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For the Fiscal Year Ended December 31, 1993  Commission file number 1-9076


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                         Full Title of the Plan:

           PROFIT-SHARING PLAN OF THE AMERICAN TOBACCO COMPANY


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        Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:



                          AMERICAN BRANDS, INC.

                         1700 East Putnam Avenue
                    Old Greenwich, Connecticut  06870


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
           PROFIT-SHARING PLANS OF THE AMERICAN TOBACCO COMPANY
                   AND GOLDEN BELT MANUFACTURING COMPANY

     INDEX TO COMBINED AND INDIVIDUAL FINANCIAL STATEMENTS, SCHEDULES
           AND EXHIBIT FILED AS REQUIRED BY ITEM 4 OF FORM 11-K

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                                                          Page(s)

Report of independent accountants                               2

Combined and individual financial statements:

  Combined and individual statements of net assets
     available for plan benefits as of
     December 31, 1993 and 1992                               3-4

  Combined and individual statements of changes
     in net assets available for plan benefits for
     the years ended December 31, 1993 and 1992               5-6

  Notes to combined and individual financial statements      7-15


Supplemental schedules:

  Schedule I - Item 27a: Combined schedule of assets held for
     investment purposes as of December 31, 1993            16-26

  Schedule II - 1993 Form 5500 schedule of trust
     investment accounts                                    27-28

Exhibit 23 - Consent of independent accountants

                                 SIGNATURE


  The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Retirement and Profit-Sharing Plan Committee under the Profit-Sharing Plan of The American Tobacco Company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.




                                           PROFIT-SHARING PLAN OF
                                        THE AMERICAN TOBACCO COMPANY



                                             D.C. Riggan
                                 By --------------------------------------
                                           D. C. Riggan, Chairman
                              Retirement and Profit-Sharing Plan Committee
                                     of The American Tobacco Company





Date:  May 13, 1994